UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2007

Commission file number 0-7843

4Kids Entertainment, Inc. (Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	13-2691380 (I.R.S. Employer Identification No.)

1414 Avenue of the Americas New York, New York 10019 (212) 758-7666 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Entry into a Material Definitive Agreement.
On December 18, 2007, 4Kids Websites, Inc. (“4Kids Websites”), a wholly-owned subsidiary of 4Kids Entertainment, Inc. (the “Company”), entered into a Membership Interest Purchase Agreement (the “TCW IPA”) with Chaotic USA Entertainment Group, Inc. (“CUSA”) and TC Websites LLC (“TC Websites”) pursuant to which (i) 4Kids Websites agreed to acquire an additional 5% ownership interest in TC Websites from CUSA for $650,000 and (ii) the parties agreed to amend TC Websites’ operating agreement, dated as of December 11, 2006 (the “TCW Agreement”), to provide 4Kids Websites with the right to break any deadlocks on TC Websites’ management committee, including with respect to operational matters.

Mr. Bryan Gannon, the Chief Executive Officer of both TC Digital and TC Websites, and Mr. John Milito, Executive Vice President of both TC Digital and TC Websites, each own an interest of approximately 32% in CUSA and are President and Chief Executive Officer and Executive Vice President and Chief Operating Officer of CUSA, respectively.

Item 8.01 Other Events.
On December 18, 2007, 4Kids Websites purchased a 5% membership interest in TC Websites from CUSA under the TCW IPA. As a result of the acquisition, 4Kids Websites’ ownership interest in TC Websites increased to 55%. In addition, pursuant to the TCW IPA, the parties agreed to amend the TCW Agreement to provide 4Kids Websites with the right to break any deadlocks on TC Websites’ management committee, including with respect to operational matters. As a result of 4Kids Websites’ increased ownership and operational control, TC Websites will now be consolidated in the Company’s financial statements, subject to a minority interest.

Additionally, on December 18, 2007, 4Kids Digital Games, Inc. (“4Kids Digital”), a wholly-owned subsidiary of the Company, purchased an additional 2% membership interest in TC Digital Games LLC (“TC Digital”) from CUSA for $200,000. As a result of the acquisition, 4Kids Digital’s ownership interest in TC Digital increased to 55%.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 20, 2007

4KIDS ENTERTAINMENT, INC. By: /s/ Bruce R. Foster Bruce R. Foster Executive Vice President, Chief Financial Officer